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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of PFSweb, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-40020, 333-42186 and 333-46096) on Form S-8 of PFSweb, Inc. of our
report dated May 3, 2001, except for Notes 7 and 11, to which the date is as of June 28, 2001, relating to the consolidated balance sheet of PFSweb, Inc. and subsidiaries as of March 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedule for the year then ended, which report appears in the March 31, 2001 annual report on Form 10-K of PFSweb, Inc.


                                 /s/ KPMG LLP



Dallas, Texas
June 28, 2001